Exhibit 99.1

FiscalNote Reports Second Quarter 2026 Financial Results

Total Revenue In Line with Guidance; Adjusted EBITDA Slightly Below Guidance; Establishes Q3 2026 Forecast and Revises FY26 Guidance

Company To Host Conference Call Today at 5:00 PM ET

WASHINGTON, D. C. – August 10, 2026 – FiscalNote Holdings, Inc. (OTCID: NOTE) (“FiscalNote” or the “Company”), a global leader in AI-driven policy and regulatory intelligence, today reported financial results for the second quarter ended June 30, 2026.

The Company reported Q2 2026 revenues of $19.6 million, in line with guidance of $19.5 to $20.5 million, and adjusted EBITDA(1) of $2.3 million, $0.2 million below guidance of $2.5 million. Quarterly net revenue retention improved to 98% from 89%(3) in the first quarter, as platform migration and retention efforts take hold.

The Company continued to strengthen its operating model, reducing its cost base and improving operating leverage, supported by the workforce transformation initiated in March. It continues to execute on its broader operational transformation through AI deployment, changes to team structures, insourcing of third-party spend, and other streamlining initiatives.

FiscalNote also continued to see early adoption in its agentic API product offerings, including new licenses for its PolicyNote MCP APIs with Siemens, a multinational industrial and technology conglomerate, and a globally recognized U.S. technology and cloud infrastructure company.

Commenting on the quarterly results, Key Compton, CEO and President of FiscalNote, said, “We came in $0.2 million light on adjusted EBITDA, but net revenue retention improved nine points sequentially to 98%, marking an important stabilization in our core business. We also continued to improve our operating efficiency. Looking forward, we will continue to hold the line on operating discipline while also investing behind the products our customers are pulling us toward, including the agentic PolicyNote MCP API solutions that Siemens and other global enterprises licensed this quarter."

Second Quarter 2026 Financial Highlights(2)

	(Unaudited)
	Three Months Ended June 30,
($ in millions)	2026	2025	% Change
Total Revenues	$19.6	$23.3	(16)%
Subscription Revenue as % of Total Revenues	96%	92%	400	bps
Gross Profit	$15.6	$18.3	(15)%
Gross Margin	80%	79%	100	bps
Adjusted Gross Profit (1)	$17.3	$20.1	(14)%
Adjusted Gross Margin (1)	88%	86%	200	bps
Net Loss	$(27.8)	$(13.3)		*
Adjusted EBITDA (1)	$2.3	$2.8	(18)%
Adjusted EBITDA Margin (1)	12%	12%	-	bps
Cash and Cash Equivalents	$20.6	$39.2
bps - Basis Points
* - percentage change is greater than +/- 100%

Note: All amounts for the three months ended June 30, 2025 include contributions from TimeBase, divested on July 1, 2025.

Second Quarter 2026 and Recent Operational Highlights

•
Appointed Key Compton, a FiscalNote board member since 2021, as President and Chief Executive Officer in June 2026 to lead the Company's return to growth.
•
Improved quarterly net revenue retention to 98%, up from 89%(3) in the first quarter, as PolicyNote engagement and post-migration retention continued to outperform the Company's legacy platforms.
•
Continued to expand relationships within our existing customer base through enterprise upsells and cross-sells, reflecting sustained demand for policy intelligence solutions.
•
Launched an expansion of the PolicyNote API to add district matching capability, enabling organizations to power grassroots advocacy at scale with real-time access to federal, state, and local legislative district data..
•
Deepened adoption of the PolicyNote API and its native support for the Model Context Protocol (MCP), enabling enterprises to embed FiscalNote’s proprietary legislative and regulatory intelligence directly into their AI agents and internal workflows.

Second Quarter 2026 Financial Performance

Revenue(2)

	(Unaudited)
	Three Months Ended June 30,
($ in millions)	2026	2025	% Change
Subscription revenue	$18.8	$21.4	(12)%
Advisory, advertising, and other revenue	0.8	1.9	(58)%
Total revenues	$19.6	$23.3	(16)%

For Q2 2026, subscription revenue declined $2.6 million, or 12%, versus prior year. On a pro forma basis(5), excluding the sale of TimeBase, Q2 2026 subscription revenue declined $2.3 million, or 11%, reflecting the trends in ARR and NRR discussed under “Key Performance Indicators (KPIs)” below.

For Q2 2026, non-subscription revenue declined $1.1 million, or 59%, versus prior year, due primarily to a reduction in advertising and event revenue which is non-recurring in nature.

Key Performance Indicators (KPIs)(2)(3)(5)

	As of June 30,
($ in millions)	2026	2025	% Change
Annual Recurring Revenue (ARR)	$74.9	$85.9	(13)%
Pro Forma ARR(3)(5)	$74.9	$84.7	(12)%

As of June 30, 2026, ARR declined $11.0 million, or approximately 13%, on an as reported basis(3), and ARR declined $9.8 million, or approximately 12% on a pro forma basis.(5) Q2 2026 quarterly net revenue retention (NRR) was 98%(3), up from 89% in the first quarter; on a trailing twelve month basis, NRR was 81%(3)(5).

The improvement in quarterly NRR reflects strengthening post-migration retention and engagement on PolicyNote relative to the Company's legacy platforms. Broader macroeconomic and geopolitical pressures, together with continued caution in the federal and broader public sector, continued to weigh on portions of the customer base, contributing to elongated sales cycles. The Company expects its trailing retention metrics to improve as recent quarterly trends carry forward.

Operating Expenses(2)

	(Unaudited)
	Three Months Ended June 30,
($ in millions)	2026	2025	% Change
Cost of revenues, including amortization	$4.0	$4.9	(20)%
Research and development	1.6	2.3	(30)%
Sales and marketing	4.5	6.7	(33)%
Editorial	3.4	3.5	(2)%
General and administrative	9.2	11.4	(19)%
Amortization of intangible assets	1.9	1.9	(2)%
Goodwill impairment	19.1	-	*
Total operating expenses	$43.7	$30.7	42%
* - percentage change is greater than +/- 100%

Total operating expenses increased $13.0 million, or 42%, versus prior year, due primarily to the non-cash goodwill impairment charge recorded in the second quarter of 2026 partially offset by the impact of the previously announced divestitures, ongoing efficiency measures and operating discipline initiatives, and the elimination of costs associated with sunset products.

Q2 2026 total operating expenses declined $2.4 million, or 12%, excluding amortization expense, stock-based compensation, the impact of the previously announced divestitures, transaction-related costs, severance, goodwill impairment, and other non-cash charges.

2026 Financial Guidance

The Company updated its financial forecast for the full year 2026 and issued its forecast for the third quarter of 2026. Both forecasts reflect management’s expectations based on the most recent information available.

Full Year 2026

($ in millions)	Current Forecast (Provided August 10, 2026)	Action	Previous Forecast (Provided May 5, 2026)
Total revenues	$75 to $78	Updated	$80 to $83
Adjusted EBITDA(4)	$9 to $11	Updated	$14 to $16

The revision to the full year 2026 forecast reflects continued softness in the federal and broader public sector, a cautious private-sector spending environment, and lower non-subscription revenue, partially offset by continued cost discipline and operating efficiencies.

3Q 2026

($ in millions)	Initial Forecast (Provided August 10, 2026)
Total revenues	$19 to $20
Adjusted EBITDA(4)	~$3.5

The Company expects restructuring actions taken in the first half to fully benefit results in the back half, driving a meaningful EBITDA ramp and supporting full-year expectations.

Commenting on the forecast, Jon Slabaugh, FiscalNote CFO, said, “We welcome the arrival of Key Compton and with this we have reset our full year outlook this quarter to reflect the current revenue environment, while continuing to operate from a leaner cost structure that strengthens our operating leverage. Our immediate priorities are maintaining capital discipline as we work to return the Company to growth and reach free cash flow positive.”

Company Listing and Strategic Review

The Company’s Board of Directors along with its advisors, is continuing to review the Company’s ongoing plans and evaluate all strategic value-maximizing options available to the Company, including evaluation of potential further divestitures of non-core assets. There can be no assurance that the strategic review will result in any transaction or other outcome. The Company has not set a timetable for completion of the review and does not intend to disclose developments or provide updates on the progress or status of the review unless and/or until it deems further disclosure is appropriate or required.

Conference Call and Webcast

Company management will host a conference call at 5:00 p.m. ET today, Monday, August 10, 2026, to discuss these financial results.

LIVE

•
To listen to the conference call, please register through the following event weblink: https://events.q4inc.com/attendee/751513076.

Footnotes

(1)
Non-GAAP measure. See “Non-GAAP Financial Measures” and the reconciliation tables for the definitions and reconciliations of these non-GAAP financial measures to the most closely related GAAP financial measures.
(2)
All financial information incorporated within this press release is unaudited.
(3)
“Annual Recurring Revenue” and “Net Revenue Retention” are key performance indicators (KPIs). See “Key Performance Indicators” for the definitions and important disclosures related to these measures.
(4)
Because of the variability of items impacting net income and the unpredictability of future events, management is unable to reconcile without unreasonable effort the Company's forecasted Adjusted EBITDA or Free Cash Flow to a comparable GAAP measure. The unavailable information could have a significant impact on the non-GAAP measures.
(5)
Pro forma subscription revenue, ARR and NRR adjusts the applicable prior period to exclude the contribution of TimeBase which the Company has divested, to the extent that business contributed to consolidated results in such prior period.

About FiscalNote

FiscalNote (OTC: NOTE), the global leader in AI-driven policy intelligence, delivers its deep expertise in legislative tracking, regulatory analysis, and stakeholder engagement through PolicyNote, its flagship platform. Built to ensure the most complete, real-time view of the policy landscape, PolicyNote delivers synthesized, expert-driven analysis integrated with AI-powered monitoring, fueled by the trusted analysis and reporting of CQ and Roll Call, and the grassroots mobilization power of VoterVoice. From the committee room to the board room, FiscalNote’s PolicyNote Suite ensures every user has the unmatched clarity and speed needed to understand and impact policy.

Safe Harbor Statement

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or FiscalNote’s future financial or operating performance. For example, statements regarding FiscalNote’s financial outlook for future periods, expectations regarding profitability, capital resources and anticipated growth in the industry in which FiscalNote operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology.

Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Factors that may impact such forward-looking statements include:

•
risk of our creditors enforcing their respective rights to call an event of default based on our Class A Common Stock no longer being listed on NYSE;
•
FiscalNote’s ability to successfully execute on its strategy to achieve and sustain organic growth through a focus on its core Policy business, including risks to FiscalNote’s ability to develop, enhance, and integrate its existing platforms, products, and services, bring highly useful, reliable, secure and innovative products, product features and services to market, attract new customers, retain existing customers, expand its products and service offerings with existing customers, expand into geographic markets or identify other opportunities for growth;
•
FiscalNote's ability to successfully launch new product and service offerings (e.g. relating to political and policy prediction markets or agentic APIs) or to achieve the expected benefits of such offerings, including new sources of revenue;
•
FiscalNote's future capital requirements, as well as its ability to service its repayment obligations and maintain compliance with covenants and restrictions under its existing debt agreements;
•
demand for FiscalNote's services and the drivers of that demand;
•
the impact of cost reduction initiatives undertaken by FiscalNote;
•
risks associated with past and future strategic transactions, including restructuring, divesting or selling our businesses, products or technologies;
•
risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions;
•
FiscalNote's ability to introduce new features, integrations, capabilities and enhancements to its products and services, as well as obtain and maintain accurate, comprehensive and reliable data to support its products, and services;
•
FiscalNote's reliance on third-party systems and data, its ability to integrate such systems and data with its solutions and its potential inability to continue to support integration;
•
FiscalNote’s ability to maintain and improve its methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support its products and services;
•
potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect FiscalNote's networks or systems or those of its service providers;
•
competition and competitive pressures in the markets in which FiscalNote operates, including larger well-funded companies shifting their existing business models to become more competitive with FiscalNote;
•
the risk that general purpose generative AI platforms and agentic AI tools will directly compete with and reduce demand for custom-built SaaS tools and subscription products;
•
the risk that a future U.S. government shutdown could negatively affect FiscalNote's ability to enter into or renew public sector subscription contracts and generate advertising and events revenue as anticipated;
•
concentration of revenues from U.S. government agencies, changes in the U.S. government spending priorities, dependence on winning or renewing U.S. government contracts, delay, disruption or unavailability of funding on U.S. government contracts, and the U.S. government's right to modify, delay, curtail or terminate contracts;
•
FiscalNote's ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;
•
FiscalNote's ability to retain or recruit key personnel;
•
FiscalNote's ability to adapt its products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts;

•
adverse general economic and market conditions reducing spending on our products and services;
•
the outcome of any known and unknown litigation and regulatory proceedings;
•
FiscalNote's ability to maintain public company-quality internal control over financial reporting;
•
FiscalNote's ability to adequately protect and maintain its brands and other intellectual property rights; and
•
the possibility any exploration of strategic alternatives does not result in any transaction or other outcome or that any outcome is disruptive to operations and impacts financial performance.

These and other important factors discussed in FiscalNote’s SEC filings, including its most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by FiscalNote and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place reliance on forward-looking statements, which speak only as of the date they are made. FiscalNote undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FiscalNote Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Subscription	$18,800	$21,380	$37,853	$46,612
Non-subscription	781	1,884	1,753	4,163
Total revenues	19,581	23,264	39,606	50,775
Operating expenses: (1)
Cost of revenues, including amortization	3,976	4,948	8,129	11,932
Research and development	1,580	2,267	3,622	5,370
Sales and marketing	4,504	6,692	10,223	14,451
Editorial	3,391	3,472	7,011	8,270
General and administrative	9,231	11,378	18,735	27,676
Amortization of intangible assets	1,889	1,934	3,782	4,265
Impairment of goodwill	19,100	-	54,700	-
Total operating expenses	43,671	30,691	106,202	71,964
Operating loss	(24,090)	(7,427)	(66,596)	(21,189)

Loss (gain) on sale of businesses	-	319	-	(15,424)
Interest expense, net	3,904	4,338	7,260	9,465
Change in fair value of financial instruments	(93)	1,577	(1,955)	906
Loss on debt extinguishment, net	-	-	-	1,784
Other (income) expense, net	21	405	(165)	435
Net loss before income taxes	(27,922)	(14,066)	(71,736)	(18,355)
Benefit from income taxes	(88)	(795)	(289)	(834)
Net loss	(27,834)	(13,271)	(71,447)	(17,521)
Other comprehensive income	966	50	887	351
Total comprehensive loss	$(26,868)	$(13,221)	$(70,560)	$(17,170)

Net loss used to compute basic and diluted loss per share	$(27,834)	$(13,271)	$(71,447)	$(17,521)

Loss per share attributable to common shareholders:
Basic and Diluted	$(1.06)	$(1.00)	$(3.22)	$(1.35)
Weighted average shares used in computing loss per share attributable to common shareholders:
Basic and Diluted	26,145,210	13,333,374	22,217,096	12,972,412

(1) Amounts include stock-based compensation expenses, as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cost of revenues	$28	$45	$67	$60
Research and development	(113)	258	63	584
Sales and marketing	202	366	398	451
Editorial	81	150	213	216
General and administrative	630	3,145	3,128	6,028

FiscalNote Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares, and par value)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$17,953	$24,319
Restricted cash	635	633
Short-term investments	2,001	1,995
Accounts receivable, net	7,267	11,953
Costs capitalized to obtain revenue contracts, net	1,978	2,304
Prepaid expenses	1,900	2,456
Other current assets	2,155	1,890
Total current assets	33,889	45,550

Property and equipment, net	3,783	4,177
Capitalized software costs, net	12,872	12,585
Noncurrent costs capitalized to obtain revenue contracts, net	1,956	2,479
Operating lease assets	12,641	13,646
Goodwill	68,251	122,984
Customer relationships, net	28,282	30,671
Database, net	13,042	14,077
Other intangible assets, net	7,530	8,208
Other non-current assets	-	761
Total assets	$182,246	$255,138

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$106,815	$2,813
Accounts payable and accrued expenses	6,832	7,257
Deferred revenue, current portion	30,616	29,778
Customer deposits	539	1,067
Operating lease liabilities, current portion	3,369	3,320
Other current liabilities	130	191
Total current liabilities	148,301	44,426

Long-term debt, net of current maturities	12,432	125,635
Deferred tax liabilities	139	476
Deferred revenue, net of current portion	210	266
Operating lease liabilities, net of current portion	17,579	19,312
Public and private warrant liabilities	599	477
Other non-current liabilities	2,712	2,595
Total liabilities	181,972	193,187
Commitment and contingencies
Stockholders' equity:
Class A Common stock ($0.0001 par value, 1,700,000,000 authorized, 27,451,503 and 15,557,379 issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	3	2
Class B Common stock ($0.0001 par value, 9,000,000 authorized, 690,909 issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	-	-
Additional paid-in capital	942,787	933,905
Accumulated other comprehensive income	1,077	190
Accumulated deficit	(943,593)	(872,146)
Total stockholders' equity	274	61,951
Total liabilities and stockholders' equity	$182,246	$255,138

FiscalNote Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2026	2025
Operating Activities:
Net loss	$(71,447)	$(17,521)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	471	502
Amortization of intangible assets and capitalized software development costs	7,032	9,576
Amortization of deferred costs to obtain revenue contracts	1,317	1,688
Impairment of goodwill	54,700	-
Gain on sale of businesses	-	(15,424)
Non-cash operating lease expense	1,001	1,015
Stock-based compensation	3,869	7,339
Bad debt expense	40	190
Unrealized (gain) loss on securities	2	71
Change in fair value of financial instruments	(1,955)	906
Deferred income tax benefit	(337)	(61)
Paid-in-kind interest, net	563	3,739
Non-cash interest expense	693	2,011
Loss on debt extinguishment, net	-	1,784
Other non-cash	14	-
Changes in operating assets and liabilities:
Accounts receivable, net	4,659	1,622
Prepaid expenses and other current assets	1,017	(1,111)
Costs capitalized to obtain revenue contracts, net	(464)	(1,177)
Other non-current assets	8	42
Accounts payable and accrued expenses	1,133	(6)
Deferred revenue	730	5,298
Customer deposits	(529)	(572)
Other current liabilities	61	(1,072)
Lease liabilities	(1,683)	(1,541)
Other non-current liabilities	-	(193)
Net cash provided by (or used in) operating activities	895	(2,895)

Investing Activities:
Capital expenditures	(3,323)	(3,474)
Cash proceeds from the sale of businesses, net	-	40,269
Net cash (used in) provided by investing activities	(3,323)	36,795

Financing Activities:
Principal payments of long-term debt	(3,750)	(27,172)
Payment of deferred financing costs	-	(1,793)
Proceeds from exercise of stock options and employee stock purchase plan purchases	45	148
Net cash used in financing activities	(3,705)	(28,817)

Effects of exchange rates on cash	(231)	116

Net change in cash, cash equivalents, and restricted cash	(6,364)	5,199
Cash, cash equivalents, and restricted cash, beginning of period	24,952	29,454
Cash, cash equivalents, and restricted cash, end of period	$18,588	$34,653

Supplemental Noncash Investing and Financing Activities:
Issuance of common stock for conversion of debt and interest	$6,604	$1,902
Amounts held in holdback/escrow related to the sale of businesses	$738	$400
Property and equipment purchases and capitalized software included in accounts payable	$58	$67

Supplemental Cash Flow Activities:
Cash paid for interest	$4,596	$4,911
Cash paid for taxes	$316	$834

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Total revenues minus cost of revenues, including amortization of capitalized software development costs and acquired developed technology, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Total Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because they provide consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. They should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein are not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin herein because these non-GAAP measures are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net income (loss), net income (loss) before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025
Total Revenues	$19,581	$23,264	$39,606	$50,775
Costs of revenue, including amortization of capitalized software development costs and acquired developed technology	(3,976)	(4,948)	(8,129)	(11,932)
Gross Profit	$15,605	$18,316	$31,477	$38,843
Gross Profit Margin	80%	79%	79%	77%
Gross Profit	$15,605	$18,316	$31,477	$38,843
Amortization of intangible assets	1,661	1,779	3,250	5,311
Adjusted Gross Profit	$17,266	$20,095	$34,727	$44,154
Adjusted Gross Profit Margin	88%	86%	88%	87%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025
Net loss	$(27,834)	$(13,271)	$(71,447)	$(17,521)
Benefit from income taxes	(88)	(795)	(289)	(834)
Depreciation and amortization	3,784	3,960	7,503	10,078
Interest expense, net	3,904	4,338	7,260	9,465
EBITDA	(20,234)	(5,768)	(56,973)	1,188
Loss (gain) on sale of business (a)	-	319	-	(15,424)
Stock-based compensation	828	3,964	3,869	7,339
Change in fair value of financial instruments (b)	(93)	1,577	(1,955)	906
Other non-cash charges (c)	19,121	662	54,544	2,801
Disposal related costs (d)	27	971	245	5,945
Employee severance costs (e)	335	800	929	2,144
CEO severance (f)	1,812		1,812	-
Non-capitalizable debt costs	533	337	831	744
Costs incurred related to the Special Committee	(3)	167	45	167
Non-operating income (g)	-	(228)	-	(228)
Adjusted EBITDA	$2,326	$2,801	$3,347	$5,582

(a)
Reflects the gain on disposal of Dragonfly and Oxford Analytica on March 31, 2025.
(b)
Reflects the non-cash impact from the mark to market adjustments on our financial instruments.
(c)
Reflects the non-cash impact of the following: (i) gain of $177 in the first quarter of 2026 and a charge of $21 in the second quarter of 2026 related to foreign currency exchange principally arising from converting a GBP denominated convertible note into USD, (ii) goodwill impairment charge of $35,600 in the first quarter of 2026 and $19,100 in the second quarter of 2026, (iii) charge of $40 in the first quarter of 2025 and $30 in the second quarter of 2025 related to the unrealized loss on investments; (iv) charge of $315 for fees satisfied with Common Stock of the Company during the first quarter of 2025; (v) charge of $1,784 from the loss on debt extinguishment during the first quarter of 2025; and (vi) charge of $632 in the second quarter of 2025 related to foreign currency translation losses, principally arising from converting a GBP denominated convertible note into USD.
(d)
Reflects the costs incurred related to the sale of Oxford Analytica and Dragonfly, in the first quarter of 2025, principally consisting of transaction advisory, accounting, tax, and legal fees.
(e)
Severance costs associated with workforce changes related to business realignment actions.
(f)
Reflects severance costs incurred related to the resignation of our prior CEO on June 26, 2026.
(g)
Reflects non-operating income from the Transition Services Agreement that was entered into with the acquirer of Dragonfly and Oxford Analytica on March 31, 2025.

Key Performance Indicators

We monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends of our business and serve as meaningful measures of our ongoing operational performance.

Annual Recurring Revenue (“ARR”)

Over 90% of our revenues are subscription based, which leads to high revenue predictability. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on a parent account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. We calculate NRR at our parent account level. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the level of our revenue base, the level of penetration within our customer base, expansion of products and features, the timing of renewals, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies.

Contacts

Media

Yojin Yoon

FiscalNote

press@fiscalnote.com

Investor Relations

Jon Slabaugh

FiscalNote

ir@fiscalnote.com

Source: FiscalNote